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                                                                     Exhibit 3.3


                            CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION

                                       OF

                               HENRY SCHEIN, INC.

                  (Under Section 242 of the General Corporation
                          Law of the State of Delaware)

         HENRY SCHEIN, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify that:

         FIRST: The name of the corporation is Henry Schein, Inc. (the "Corporation"). The name under which the Corporation was originally incorporated was Henry Schein USA, Inc., and the date of filing the original Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware was December 23, 1992.

         SECOND: The Amended and Restated Certificate of Incorporation, as heretofore amended (the "Certificate of Incorporation"), of the Corporation is hereby amended to increase the authorized number of shares of the Corporation's common stock, par value $0.01, from 60,000,000 to 120,000,000 by striking out the first paragraph of Article FOURTH thereof and by substituting in lieu of said paragraph the following new paragraph:

                  FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is one hundred twenty-one million (121,000,000) shares, consisting of one hundred twenty


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         million (120,000,000) shares of common stock having a par value of one cent ($0.01) per share ("Common Stock") and one million (1,000,000) shares of preferred stock having a par value of one cent ($0.01) per share ("Preferred Stock").

         THIRD: The foregoing amendment to the Certificate of Amendment was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, Henry Schein, Inc. has caused this Certificate to be signed this 16th day of June, 1998.

                                         HENRY SCHEIN, INC.

                                         By: /S/ STANLEY M. BERGMAN
                                           ------------------------------------
                                           Name:        Stanley M. Bergman
                                           Title:       Chairman of the Board

ATTEST:

  /S/ MARK E. MLOTEK
------------------------------
Name:       Mark E. Mlotek
Title:      Secretary


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